Exhibit 10.20

AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This Amendment (the "Amendment") to a Personal Employment Agreement (the "Agreement"), dated December 6, 2010, entered into by and between A.D. Integrity  Applications  Ltd. (P.C 51-315187-8), of 102 Ha'Avoda  St., P.O.  Box 432, Ashkelon, 78100, Israel (the "Company")  and Jacob Bar-Shalom (I.D. No 022620645) of 11 Komemiyut St, Ramat Hasharon, Israel (the "CFO") (together, the "Parties"), is made as of the 3 day of July, 2012, by and between the Parties.

WHEREAS    the Parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

1.
This Amendment constitutes an integral part of the Agreement and sets forth the amendment agreed upon  by  the  Parties  thereto. The terms used in  this  Amendment will  have the respective meanings set out in the Agreement, unless explicitly set forth herein.

2.	This Amendment shall be in effect from July 15, 2012.

3.
The scope of employment as indicated under Section 2 of  the Agreement will be 80% of a full time employment (186 hours per month). For the avoidance of doubt, the Parties agree that the Salary shall remain the same and not be increased.

4.	A new paragraph will be added to the Agreement:

Company Car. During the term of this Agreement the Company will provide the CFO with a car of make and model similar to what used to be called group 4 (as was defined by the tax authorities for "Shovi Shimush Berechev") pursuant to Company's discretion (the "Car"). The Car shall belong to or be leased by the Company for use by the CFO during the period of his employment with the Company, including the Notice Period. The Car will be returned to the Company by the CFO immediately after termination of the CFO's employment by the Company (i.e. at the end of the Notice Period). The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs and toll road fees. The Company shall not, at any time, bear the costs of any tickets, traffic  offense  or  fines  of  any  kind.  The Company  shall  bear  all  the  personal  tax consequences of the allocation of a company car to the benefit ("Gilum Male"). Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

5.	Exhibit A, section 8 will be amended to reflect that annual vacation will be 19 days per year.

6.
Except as specifically amended herein, all terms and provisions of the Agreement remain in full force and effect. In the event of any inconsistency between this Amendment and the Agreement, the provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.